                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Comptronix Corporation
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              COMPTRONIX (LOGO)
                              CORPORATION

                        Three Maryland Farms, Suite 140
                           Brentwood, Tennessee 37027

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Comptronix Corporation (the "Company"), will be held at 10:00 a.m. on Thursday, June 8, 1995, at The Maryland Farms Athletic Club, 5101 Maryland Way, Brentwood, Tennessee, for the following purposes:

          1. To elect six (6) directors to hold office until the next Annual Meeting and until their successors are elected and qualified; and

          2. To transact such other business as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on April 12, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

                                          By Order of the Board of Directors


                                          /s/ Joseph G. Andersen
                                          ----------------------------------
                                          Joseph G. Andersen,
                                          Secretary

Brentwood, Tennessee
May 5, 1995

     YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

                              COMPTRONIX (LOGO)
                              CORPORATION

                        THREE MARYLAND FARMS, SUITE 140
                           BRENTWOOD, TENNESSEE 37027

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     The accompanying proxy is solicited by the Board of Directors of Comptronix Corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 8, 1995 at The Maryland Farms Athletic Club, 5101 Maryland Way, Brentwood, Tennessee, and any adjournments thereof, notice of which is attached hereto.

     The purposes of the Annual Meeting are: to elect 6 directors; and to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     A stockholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the 6 director nominees.

     The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

     The Board of Directors has fixed the close of business on April 12, 1995 as the record date for the Annual Meeting (the "Record Date"). Only record holders of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on that date will be entitled to vote at the Annual Meeting. On the Record Date, the Company had outstanding 13,263,303 shares of Common Stock. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

     The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the Annual Meeting. The directors shall be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting. Any other matters submitted to the stockholders shall be approved by the affirmative vote of a majority of the votes cast by the holders of Common Stock represented and entitled to vote at the Annual Meeting. Abstentions and "non-votes" will be counted as present for purposes of determining a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas "non-votes" are not counted for purposes of determining whether a proposal has been approved. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owners.

     The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's executive officers or employees personally or by telephone or telegram. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

     This Proxy Statement and the Company's Annual Report to Stockholders (the "Annual Report") will be mailed on or about May 5, 1995, to all stockholders of record at the close of business on April 12, 1995.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership as of the Record Date of (i) each director, (ii) each of the executive officers named in the Summary Compensation Table (collectively, the "Named Executive Officers") and
(iii) the executive officers and directors as a group. Unless otherwise noted, the Company believes that the beneficial owner set forth in the table has sole voting and investment power with respect to the indicated shares.

                                                            SHARES OF COMMON STOCK
                                                            BENEFICIALLY OWNED ON
         NAME                                                 APRIL 12, 1995(1)        PERCENT OF CLASS
- - -----------------------                                     ----------------------     ----------------
E. Townes Duncan(2)(3)....................................          245,575(4)                 1.8%
Charles D. Tillett(2)(3)..................................           21,250(5)                   *
Lonnie J. Stout II(2).....................................           18,000(6)                   *
Richard W. Oliver(2)......................................           19,000(6)(7)                *
J C. Bowling(2)...........................................           21,500(6)                   *
Howard H. Graham (2)......................................           22,000(6)                   *
Paul D. Johns(3)..........................................           18,750(8)                   *
Michael C. Thompson(3)....................................           12,500(9)                   *
Dennis J. Rockow(3)(10)...................................           29,150(11)                  *
Mark A. Zorko(3)(12)......................................                0                      *
All directors and executive officers as a group (11
  persons)................................................          388,338(13)                2.9

- - ---------------

   * less than one percent.
 (1) Pursuant to the rules of the Securities and Exchange Commission (the "Commission"), certain shares of the Common Stock set forth in this table which an individual owner has a right to acquire within 60 days after the Record Date pursuant to the exercise of stock options or the conversion of the Company's 6 3/4% Convertible Subordinated Debentures Due 2002 (the "Debentures") are deemed outstanding for the purpose of computing the beneficial ownership of that owner and for all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table.
 (2) Director
 (3) Named Executive Officer
 (4) Includes 85,834 shares subject to restrictions on transfer which lapse at a rate of 833.33 shares per month. Mr. Duncan, however, is entitled to vote and receive dividends paid on such restricted shares. See "Executive Compensation." Also includes 8,100 shares held by an investment partnership of which Mr. Duncan is a partner, 4,500 shares held in trust for Mr. Duncan's children and 1,500 shares held by Mr. Duncan's wife. Includes 84,375 shares which may be acquired by Mr. Duncan upon the exercise of outstanding options.
 (5) Includes 16,250 shares which may be acquired upon the exercise of outstanding options.
 (6) Includes 17,000 shares which may be acquired upon the exercise of outstanding options.
 (7) Includes 2,000 shares held in the name of Mr. Oliver's wife. Mr. Oliver disclaims beneficial ownership of these shares.
 (8) Includes 13,750 shares which may be acquired upon the exercise of outstanding options.
 (9) Includes 12,500 shares which may be acquired upon the exercise of outstanding options.
(10) Mr. Rockow resigned from the Company in April 1995. Pursuant to the rules of the Commission, because Mr. Rockow was one of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) at December 31, 1994, he is included in this table and the Summary Compensation Table. See "Executive Compensation."
(11) Includes 25,000 shares which may be acquired upon the exercise of outstanding options.
(12) Mr. Zorko's employment with the Company was terminated in November 1994. Pursuant to the rules of the Commission, because Mr. Zorko would have been one of the four most highly compensated executive officers (other than the Chief Executive Officer) at December 31, 1994 had he remained with the Company, he is included in this table and the Summary Compensation Table. See "Executive Compensation."
(13) Includes 198,625 shares which may be acquired upon the exercise of outstanding options. In addition to the foregoing shares of Common Stock, an executive officer of the Company owns one share of the Company's Series A Convertible Preferred Stock.

                                  PROPOSAL I:

                             ELECTION OF DIRECTORS

     Directors are elected each year to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's Bylaws provide for a minimum of seven (7) and a maximum of fifteen (15) directors, the exact number to be set by the Board of Directors. The current Board of Directors consists of six members, all of whom are nominees to be elected as directors at the Annual Meeting. One vacancy presently exists on the Board of Directors. Proxies may not be voted for a greater number of directors than six.

     Unless contrary instructions are received, the enclosed proxy will be voted in favor of the election as directors of the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. While the Board of Directors has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such an event should occur, the proxy will be voted with discretionary authority for a substitute or substitutes as shall be designated by the current Board of Directors.

     The following table contains certain information concerning the nominees which has been furnished to the Company by the individuals named.

                                DIRECTOR
         NOMINEE          AGE    SINCE                         POSITION
  ----------------------  ---   --------   -------------------------------------------------
  E. Townes Duncan......  41      1988     Chairman of the Board, Chief Executive Officer
                                           and Director
  Charles D. Tillett....  45      1993     President, Chief Operating Officer and Director
  Lonnie J. Stout II....  48      1993     Director
  Richard W. Oliver.....  48      1993     Director
  J C. Bowling..........  56      1994     Director
  Howard H. Graham......  48      1994     Director

     The following is a brief summary of the business experience of each of the nominees.

     E. TOWNES DUNCAN was appointed Chairman of the Board and Chief Executive Officer in April 1993 by the Board of Directors. Prior to such time, Mr. Duncan had served the Company as Interim Chairman of the Board and Interim Chief Executive Officer since November 1992. Mr. Duncan has been a director of the Company since 1988. From 1985 until November 1993, when Mr. Duncan resigned to devote his full-time attention to the Company, he served as a vice president and a principal of Massey Burch Investment Group, Inc., a venture capital organization headquartered in Nashville, Tennessee. Previously, Mr. Duncan was an associate and partner with the law firm of Bass, Berry & Sims in Nashville from 1978 until 1983. Mr. Duncan is a director of Volunteer Capital Corporation, an owner and operator of restaurants, PMT Services, Inc., a payment services company, and Sirrom Capital Corporation, a small business investment company.

     CHARLES D. TILLETT was appointed President and Chief Operating Officer in April 1993 by the Board of Directors, and was elected a director at the Company's 1993 Annual Meeting of Stockholders. Prior to such time, Mr. Tillett had served the Company as Interim President and Chief Operating Officer since November 1992. Mr. Tillett served the Company as Vice President of Marketing and Program Management from September 1991 until May 1992, and as Vice President and General Manager of the Guntersville division from June 1992 until appointed Interim President and Chief Operating Officer in November 1992. Mr. Tillett previously was employed by SCI Systems, Inc. as Vice President and Plant Manager from 1986 until joining the Company in September 1991. In this capacity, Mr. Tillett was responsible for the management of all aspects of a contract manufacturing services plant.

     LONNIE J. STOUT II was elected a director at the Company's 1993 Annual Meeting of Stockholders. He has been the President and Chief Executive Officer of Volunteer Capital Corporation since May 1986. Since July 1990, Mr. Stout also has served as Chairman of Volunteer Capital Corporation. From 1984 to 1986, Mr. Stout served as President and a director of DineLite Corporation, a food service company. Mr. Stout formerly served Volunteer Capital Corporation from 1982 to May 1984 as a director and served as Executive Vice President and Chief Financial Officer from 1981 to 1984.

     RICHARD W. OLIVER became a director of the Company in December 1993 and has been a professor at the Owen School of Management at Vanderbilt University since September 1992. Prior to such time, Mr. Oliver served as a vice president of marketing and in other positions in marketing and communications at Northern Telecom from 1976 until joining the faculty at Vanderbilt University. Mr. Oliver is a director of Communications Central, Inc., a provider of public pay telephone services, and Applied Innovation, Inc., a manufacturer of data communication equipment in the telephone industry.

     J C. BOWLING became a director of the Company in February 1994. Mr. Bowling has served as Executive Vice President of Circuit Concepts, Inc., a manufacturer of printed circuit boards since June 1994. From 1979 to 1994, Mr. Bowling served as Vice President of Operations of Critikon, Inc., a division of Johnson & Johnson, Inc. In addition to his position with Critikon, Inc., Mr. Bowling served Johnson & Johnson, Inc. in a variety of increasingly responsible management positions since 1966.

     HOWARD H. GRAHAM became a director of the Company in April 1994. He has served as Senior Vice President-Finance and Chief Financial Officer of Informix Corp., a database software company, since March 1990. From 1988 to February 1990, he was Senior Vice President-Finance and Administration and Chief Financial Officer of Wyse Technology, Inc., a computer and peripheral manufacturer. Prior to such time, Mr. Graham held a series of increasingly responsible financial management positions during a fifteen year career at Zenith Electronics Corporation, including Vice President-Finance and Chief Financial Officer from 1987 until leaving Zenith in 1988.

     The Board of Directors has an Audit Committee which is comprised of Messrs. Stout, Oliver, Bowling and Graham. The purposes of the Audit Committee include recommending the Company's auditors, reviewing the scope of their engagement, consulting with such auditors, reviewing the results of the audit examination, acting as a liaison between the Board of Directors and the Company's internal auditors, reviewing various Company policies, including those related to accounting and internal controls matters, and monitoring compliance with the undertakings made by the Company in its securities class action litigation settlement related to the improper accounting scheme engaged in by former members of the Company's management. The Audit Committee met four times during the fiscal year ended December 31, 1994.

     The Board of Directors has a Compensation Committee for the purpose of setting officers' salaries, formulating bonuses for the Company's management and administering the Company's stock incentive plans. Messrs. Stout, Oliver, Bowling and Graham also comprise the Compensation Committee. The Compensation Committee met two times during the fiscal year ended December 31, 1994. See "Compensation Committee Report on Executive Compensation."

     The Board of Directors held six meetings during the fiscal year ended December 31, 1994. All incumbent directors attended more than 75% of meetings of the Board of Directors and the respective committees of which they are members. The Board of Directors does not have a nominating committee.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1994, 1993 and 1992 for
(i) the Chief Executive Officer of the Company, (ii) the Company's four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of the Company's last fiscal year and (iii) Mark A. Zorko, the Company's former Vice President, Secretary and Chief Financial Officer (collectively, the "Named Executive Officers"). Pursuant to the rules of the Commission, because Mr. Zorko would have been among the four most highly paid executive officers (other than the Chief Executive Officer) at the end of the Company's last fiscal year had he remained employed by the Company, he is included in this table.

                                        ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                       ----------------------             -----------------------------
                                                                                     AWARDS
                                                                 OTHER    -----------------------------
                                                                ANNUAL                     SECURITIES
                                                                COMPEN-    RESTRICTED      UNDERLYING        ALL OTHER
                                        SALARY         BONUS    SATION    STOCK AWARDS   OPTION(S)/SARS     COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR     ($)            ($)       ($)         ($)             (#)               ($)
- - ------------------------------  ----   --------       -------   -------   ------------   --------------     ------------
E. Townes Duncan..............  1994   $229,558(2)    $     0   $9,755(3)    $      0          1,000           $6,316(4)
  Chairman of the Board and     1993    205,000             0        0        475,000(5)     150,000            4,260
  Chief Executive Officer(1)    1992     28,750(6)          0        0              0              0                0
Charles D. Tillett............  1994    164,366(2)          0        0              0         66,000            1,521(4)
  President and Chief           1993    153,664             0        0              0         28,750              422
  Operating Officer             1992    104,808        14,000        0              0              0                0
Paul D. Johns.................  1994    119,529(2)          0        0              0         56,000            2,934(4)
  Executive Vice President,     1993        n/a           n/a      n/a            n/a            n/a              n/a
  Marketing and Sales           1992        n/a           n/a      n/a            n/a            n/a              n/a
Michael C. Thompson...........  1994    112,126(2)          0        0              0          1,000            1,017(4)
  Vice President                1993     50,866             0        0              0         50,000               92
                                1992        n/a           n/a      n/a            n/a            n/a              n/a
Dennis J. Rockow..............  1994    124,125(2)          0        0              0          2,900(8)           861(4)
  Former Vice President(7)      1993    122,193             0        0              0         15,000(8)         1,176
                                1992     99,808        16,000        0              0              0              231
Mark A. Zorko.................  1994    130,472(2)          0        0              0         21,000(8)         1,345(4)
  Former Vice President, Chief  1993    109,020             0   21,369(9)           0         50,000(8)           143
  Financial Officer and         1992        n/a           n/a      n/a            n/a            n/a              n/a
  Secretary

- - ---------------

 (1) Mr. Duncan was appointed Chairman of the Board and Chief Executive Officer in April 1993 by the Board of Directors. Prior to such time, Mr. Duncan had served the Company as Interim Chairman of the Board and Interim Chief Executive Officer since November 1992. The Board of Directors authorized the payment of $5,000 per week plus reimbursement of any out-of-pocket expenses incurred by Mr. Duncan commencing November 1992. Mr. Duncan continued to receive this salary until November 1, 1993 when he entered into an employment contract with the Company. See "-- Employment Contract" and "-- Compensation Committee Report on Executive Compensation".
 (2) Each of the Named Executive Officers voluntarily took a pay cut based on their base salary for the fiscal year ended December 31, 1994. Messrs. Duncan and Tillett each took a pay cut of ten percent of their annual base salary, and Messrs. Johns, Thompson, Rockow and Zorko each took a pay cut of five percent of their annual base salary.
 (3) Represents income taxes paid on behalf of Mr. Duncan relating to his restricted stock award in 1993. See " -- Employment Contract and Change of Control Arrangements."
 (4) Includes payments made by the Company on behalf of the Named Executive Officers with respect to term life insurance for the benefit of each such individual under a plan whereby the Company pays one annual premium covering life insurance benefits to all Company employees. Such payments in fiscal year 1994 were approximately $738, $922, $393, $2,632, $344 and $421 for each of Messrs. Duncan, Tillett, Rockow, Johns, Thompson and Zorko, respectively. In addition, the Company also paid premiums totalling $5,578 on a separate term life insurance policy for the benefit of Mr. Duncan. Also includes of contributions made by the Company on behalf of Messrs. Tillett, Rockow, Johns, Thompson and Zorko to the Company's 401(k) plan for the fiscal year ended December 31, 1994 in the amounts of $599, $469, $302, $673 and $924, respectively.

 (5) Mr. Duncan's equity compensation package under his employment contract includes a restricted stock award of 100,000 shares granted in 1993. Mr. Duncan is entitled to vote and receive dividends paid on the restricted shares. As of the Record Date, the restrictions on 14,166 of the shares had lapsed and the restrictions on the remaining shares will lapse at a rate of
     833.33 shares per month. If Mr. Duncan leaves the employment of the Company during this period (a total of ten years from the date of grant) the shares with respect to which the restrictions have not lapsed shall be returned to the Company and canceled. In accordance with the rules promulgated by the Commission, the dollar value reflected above ($475,000) was calculated by multiplying the closing market price of the Common Stock on the Nasdaq National Market on the date of grant (November 1, 1993) by the number of restricted shares awarded. At December 31, 1994, the number of restricted shares held by Mr. Duncan was 88,334 with a value of $115,939, based on the closing price of the Common Stock on the OTC Bulletin Board on December 31, 1994, the last day of the Company's last fiscal year. These shares represent the total outstanding restricted stock awards of the Company.
 (6) Includes director's fees of $7,500 in 1992.
 (7) Mr. Rockow resigned from the Company in April 1995. Pursuant to the rules of the Commission, because Mr. Rockow was one of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) at December 31, 1994, he is included in this table.
 (8) These options were cancelled upon termination of the Named Executive Officer's employment with the Company.
 (9) Includes $21,157 in relocation expenses paid to Mr. Zorko in 1993.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     Shown below is information concerning stock option grants to the Named Executive Officers who were granted stock options during the fiscal year ended December 31, 1994.

                                       INDIVIDUAL GRANTS
- - -----------------------------------------------------------------------------------------------
                                                         PERCENT OF
                                        NUMBER OF          TOTAL
                                        SECURITIES      OPTIONS/SARS
                                        UNDERLYING       GRANTED TO    EXERCISE OR                GRANT DATE
                                       OPTIONS/SARS     EMPLOYEES IN   BASE PRICE    EXPIRATION    PRESENT
                NAME                   GRANTED (#)      FISCAL YEAR     ($/SHARE)       DATE       VALUE(1)
- - -------------------------------------  ------------     ------------   -----------   ----------   ----------
E. Townes Duncan.....................      1,000(2)          .16%         $1.41       9/15/99      $    860
Charles D. Tillett...................     35,000(3)          5.7%          5.50       1/17/99        94,150
                                          30,000(3)          4.9%          4.50       1/17/99        86,100
                                           1,000(2)          .16%          1.41       9/15/99           860
Paul D. Johns........................     55,000(4)          9.0%          4.50       4/17/99       148,500
                                           1,000(2)          .16%          1.41       9/15/99           860
Michael C. Thompson..................      1,000(2)          .16%          1.41       9/15/99           860
Dennis J. Rockow(5)..................      1,000(2)          .16%          1.41       9/15/99           860
                                           1,000(6)          .16%          1.50       12/1/99           960
                                             900(6)          .14%          1.62       12/1/99           846
Mark A. Zorko(5).....................     20,000(3)          3.3%          4.63       1/17/99        57,000
                                           1,000(2)          .16%          1.41       9/15/99           860

- - ---------------

(1) Based on the Black-Scholes option pricing model adopted for use in valuing executive stock options. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The estimated values under the Black-Scholes model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield. Accordingly, the value estimated by the Black-Scholes model may not be a realistic measure of the true value of such options.
(2) Options granted September 15, 1994. These options vest in four equal annual instalments of 25% beginning on the first anniversary date of the grant.
(3) Options granted January 17, 1994. These options vest in four equal annual instalments of 25% beginning on the first anniversary date of the grant.
(4) Options granted April 17, 1994. These options vest in four equal annual instalments of 25% beginning on the first anniversary date of the grant.
(5) Upon termination of the Named Executive Officer's employment with the Company, these options were cancelled.
(6) Options granted December 1, 1994. These options vest in four equal annual instalments of 25% beginning on the first anniversary of the date of grant.

FISCAL YEAR END OPTION/SAR VALUES

     The following table provides information as to the number of shares covered by both exercisable and unexercisable stock options for the Named Executive Officers as of December 31, 1994. Also reported are the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1994.

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                       OPTIONS/SARS AT           IN-THE-MONEY OPTIONS/SARS
                                                      FISCAL YEAR-END(#)          AT FISCAL YEAR-END($)(1)
                                                 ----------------------------   ----------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- - -----------------------------------------------  -----------   --------------   ----------     -------------
E. Townes Duncan...............................     65,625         110,375              0               0
Charles D. Tillett.............................          0          94,750              0               0
Paul D. Johns..................................          0          56,000              0               0
Michael C. Thompson............................          0          51,000              0               0
Dennis J. Rockow...............................     25,000          17,900              0               0
Mark A. Zorko(2)...............................          0               0              0               0

- - ---------------

(1) Based on the closing price of the Common Stock on the OTC Bulletin Board on December 31, 1994 ($1.3125), the indicated options are not "in-the-money," i.e., the fair market value of the underlying securities at year-end did not exceed the exercise price of the option.
(2) Upon termination of Mr. Zorko's employment with the Company in November 1994, all of the options granted to Mr. Zorko were canceled.

DIRECTOR COMPENSATION

     The Company's directors receive an annual retainer of $6,000 plus a fee of $250 for each Board of Directors or committee meeting attended and reimbursement of expenses. Pursuant to the Company's 1993 Outside Directors' Stock Plan (the "Outside Directors' Plan"), each non-employee director of the Company serving as a director on December 21, 1993 received an option to purchase 15,000 shares of Common Stock at $4.50 per share. Each person elected as an outside director after such date shall receive an initial one-time option grant for the purchase of 15,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock at the time of such director's election to the Board of Directors. In addition, each non-employee director shall receive annually on the date of the annual meeting of stockholders, an additional option for the purchase of 2,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. All options granted under the Outside Directors' Plan shall vest on the first anniversary of the date of grant and shall remain exercisable for a period of ten years as long as the director serves on the Board of Directors. In addition, each non-employee director may elect to receive all or a portion of his or her director fees in shares of Common Stock under the Outside Directors' Plan. The Board of Directors may, in the future, adjust the compensation of directors as it deems advisable and consistent with the best interests of the Company's stockholders and the financial abilities of the Company.

EMPLOYMENT CONTRACT AND CHANGE OF CONTROL ARRANGEMENTS

     Effective November 1, 1993, the Company entered into an employment contract with E. Townes Duncan to serve as Chief Executive Officer of the Company for a period of one (1) year, with automatic renewal terms unless terminated upon not less than thirty (30) days prior written notice from either party. Mr. Duncan's cash compensation pursuant to his employment contract includes a base salary of $240,000 and a cash bonus not to exceed 50% of his base salary as determined by the Compensation Committee. The base salary of Mr. Duncan will be reviewed annually by the Compensation Committee. See "-- Compensation Committee Report on Executive Compensation." Mr. Duncan's employment contract also includes equity components consisting of a restricted stock award of 100,000 shares of Common Stock (the "Restricted Stock") and a stock option to purchase 150,000 shares of Common Stock at $5.50 per share (the "Stock Option"). With respect to the Restricted Stock award, 14,166 shares of Common Stock are freely transferable and the remaining 85,834 shares contain restrictions on transfer which lapse at a rate of 833.33 shares per month. The Company also agreed to pay all tax liabilities owed by Mr. Duncan relating to such shares. With respect to the Stock Option, 56,250 shares of Common Stock are currently exercisable, and the remaining 93,750 shares vest at a rate of 3,125 shares per month. If Mr. Duncan is terminated by the Company for any reason other than Cause (as defined in the employment contract) during the term of the employment contract, Mr. Duncan shall receive severance compensation equal to one year's base salary as in effect at the time of termination. Such severance compensation also shall be due if Mr. Duncan resigns within 90 days following a Change of Control Event (as defined in the employment agreement). Furthermore, upon the occurrence of a Change of Control Event, the restrictions on the Restricted Stock shall be removed and the Stock Option shall become immediately exercisable in full. Mr. Duncan also is eligible to receive annual stock option grants as determined by the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last fiscal year, Lonnie J. Stout II, J C. Bowling, Howard H. Graham and Richard W. Oliver served as members of the Compensation Committee. E. Townes Duncan, the Company's Chairman of the Board and Chief Executive Officer, serves as a member of the Compensation Committee of Volunteer Capital Corporation, of which Mr. Stout is Chairman of the Board and Chief Executive Officer.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is reviewed annually by the Board of Directors and the Compensation Committee, which is composed entirely of non-employee directors. In addition to reviewing and approving executive officers' salary and bonus arrangements, the Compensation Committee administers the Company's stock option and other plans and establishes guidelines for other employee benefits.

  Compensation Consultant.

     The Compensation Committee recognizes that its efforts to fairly evaluate and compensate the Company's executive officers in the past were severely compromised by the improper accounting scheme engaged in by former members of the Company's senior management. Accordingly, the Company retained a compensation consulting firm (the "Consultant") in 1993 to evaluate and formalize its executive compensation policies and procedures and to recommend appropriate types and levels of compensation. Pursuant to the recommendations of the Consultant, the Compensation Committee negotiated an agreement to secure the employment of E. Townes Duncan as the Company's Chairman of the Board and Chief Executive Officer and took certain corrective actions to compensate and reward executive officers and employees for their past efforts and properly incentivize such employees in the future. The report set forth below is based on, among other things, the recommendations of the Consultant.

  General Compensation Policies Applicable to Executive Officers.

     The Compensation Committee believes that the primary objective of the Company's compensation of executive officers should be:

     - To attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable size and position in the contract manufacturing industry, while maintaining compensation levels that are consistent with the Company's overall financial objectives and operating performances;

     - To provide the appropriate incentives for executive officers to work towards the achievement of the Company's annual sales and operating targets; and

     - To more closely align the interests of its executive officers with those of its stockholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options and other equity-based awards.

     Executive compensation is designed with both current (salaries and bonuses) and long-term (equity ownership) components in mind. The Compensation Committee believes that the Company's executive compensation policies should be reviewed each year following the time when the financial results of the prior year become final. The policies are reviewed in light of their consistency with the Company's financial performance, the success achieved in meeting its sales and operating performance targets, achieving its overall strategic business plan objectives and its position within the electronic manufacturing services industry, as well as the compensation policies of similar companies.

     Base Salary Compensation. The Compensation Committee, in conjunction with management, sets the base compensation of its executive officers, including the Chief Executive Officer, annually at a level it believes appropriate considering
(i) the overall strategic direction of the Company, (ii) the Company's position within the relative segments of its industry, (iii) the overall responsibilities of each executive officer, and (iv) the overall compensation package, including long-term equity and annual incentive compensation, of each executive officer. In addition to corporate performance and specific unit performance, the Compensation Committee considers subjective qualitative factors to discern a particular executive's relative value and personal contributions to the success of the corporate enterprise. The Compensation Committee also considers compensation packages for similarly situated executives of companies of similar size or comparable lines of business, with whom the Company expects to compete for executive talent. The Company's Chief Executive Officer initially proposes a compensation package for each of the Company's executive officers, including the Chief Executive Officer. The Compensation Committee reviews the Chief Executive Officer's recommendations and determines the appropriate compensation package for the forthcoming year. Although not recommended or requested by the Compensation Committee, Mr. Duncan proposed, and the executive officers of the Company voluntarily took, a pay cut based on each executive officer's annual base salary during the fiscal year ended December 31, 1994. Messrs. Duncan and Tillett each took a pay cut of ten percent of their annual base salary, and the remaining executive officers took a pay cut of five percent of their annual base salary.

     In 1994, as a result of the improper accounting scheme and the unsettled financial condition of the Company, qualitative factors such as leadership skills, planning initiative, development skills, morale building skills and crisis management skills were particularly important factors considered by the Compensation Committee. The Compensation Committee believes that the management team in 1994 exceeded its expectations with respect to these qualitative factors by continuing the process begun in 1993 of restoring confidence among the Company's employees, maintaining its banking and customer relationships and implementing control and information systems to facilitate more accurate and timely management decisions in the operation of the Company's business.

     Annual Incentive Compensation. The Company instituted a three year annual compensation plan for cash bonuses in February 1994 for all employees of the Company, salaried and non-salaried, including the executive officers, based on the recommendations of the Consultant. The bonus plan is designed to encourage and reward employees for decisions and actions that result in performance achievement for the benefit of the Company's stockholders and customers. Compensation under the bonus plan is subject to the attainment of a threshold level of pre-tax earnings as determined by the Compensation Committee.

     If the targeted level of earnings is attained, awards to executive officers under the bonus plan will be based on corporate and division performance. Performance awards to executive officers under the bonus plan will be based on a performance index that combines return on working assets (75%) and customer satisfaction (25%). Return on working assets is calculated by dividing the Company's net earnings before taxes by working assets. The customer satisfaction component will be measured according to weekly/monthly survey responses from customers. Performance bonuses to executive officers not tied to a division will be based entirely on financial results of the Company as a whole. Executive officers assigned to a particular division will have 60% of their performance bonus tied to the corporate performance index and the remaining 40% tied to his or her division performance index. Executive officers also are eligible to participate in a discretionary incentive pool established by the Compensation Committee based on recommendations of the Chief Executive Officer and Chief Operating Officer.

     For 1994, the Compensation Committee determined that no awards would be made under the bonus plan unless the Company attained pre-tax earnings of at least $2,250,000; therefore, no cash bonuses were paid to executive officers of the Company during the fiscal year ended December 31, 1994.

     Long Term Incentive Compensation. The Compensation Committee believes that significant stock ownership by management creates a powerful incentive for executives to build long-term stockholder value. Accordingly, the Compensation Committee considers equity-based compensation, which is intended to more closely align an executive's long-term interest with the Company's stockholders, to be an integral component of executive compensation. In consultation with the Consultant, the Compensation Committee determined that it was appropriate to take certain corrective actions during 1993 to adequately compensate and reward the Company's employees, including certain executive officers, for their past service to the Company and their extraordinary efforts to maintain the viability of the Company's business following disclosure of the improper accounting scheme. In the past, the Company awarded stock options to salaried employees upon hire based upon their job level, with subsequent grants made for promotions or changes in the number of options designated per job level. These options were granted with a five (5) year term and an exercise price equal to the market value of the Common Stock at the time of grant. Following disclosure of the improper accounting scheme, the options granted to employees from March 1991 to November 1992 had exercise prices in excess of the market value of the Common Stock (the "Underwater Options") and, therefore, did not properly incentivize such employees. Additionally, for certain long-time employees, even though their options still had an exercise price lower than the current market value, what appeared to be significant value in their options disappeared once the accounting disclosures were made. In light of the inflated prices at which such options were granted and based on the Consultant's recommendations, the Company
(i) replaced all Underwater Options (the "Replacement Options") on a one-for-one basis at an exercise price of $5.50 (the average stock price of the Common Stock for the 45 trading days prior to issuance) and (ii) made a one-time additional grant to certain long-time employees who did not receive Replacement Options because their outstanding options were not Underwater Options (the "Retention Options") equal to 20% of such employee's prior option grants. The Retention Options also were granted with an exercise price equal to $5.50. One-half of the shares subject to the Replacement Options and Retention Options will become exercisable as of the first date after the Common Stock has traded at a price greater than $8.00 per share for 45 consecutive trading days. The remaining shares may be exercised as of the first date after the Common Stock has traded at a price greater than $12.00 per share for 45 consecutive trading days. Notwithstanding the foregoing, the options shall be exercisable in full 54 months after the date of grant.

     The Company intends to continue the program of stock option grants in the future with equity-based awards which are comparable in amount to long-term incentive award packages for similarly situated executives of companies of similar size or in comparable lines of business. In 1994, the Company granted options to certain newly hired executive officers in amounts deemed necessary to attract such persons and provide the proper incentives for such executive officers to promote the long-term interests of the Company. In addition, the Company granted options to existing executive officers in amounts deemed appropriate to properly incentivize such executive officers. In determining the size of option awards for a particular executive officer, the Compensation Committee considers the amount of options already held by such officers. See "Executive Compensation -- Option/SAR Grants in Last Fiscal Year."

  Chief Executive Officer Compensation.

     E. Townes Duncan was appointed Interim Chairman of the Board and Interim Chief Executive Officer in November 1992 following the announcement of the improper accounting scheme and continued in such capacity until April 1993 when Mr. Duncan was appointed Chairman of the Board and Chief Executive Officer. Effective November 1, 1993, the Company entered into an employment contract with Mr. Duncan to serve as Chief Executive Officer of the Company for a period of one (1) year, with automatic one-year renewal terms unless terminated upon not less than thirty (30) days prior written notice from either party. Mr. Duncan's cash compensation pursuant to his employment contract provides for a base salary of $240,000.

Mr. Duncan also is eligible to receive a cash bonus not to exceed 50% of his base salary as determined by the Compensation Committee. In accordance with his employment contract, Mr. Duncan's base salary is reviewed annually by the Compensation Committee.

     A significant portion of Mr. Duncan's compensation package under his employment contract consists of equity-based incentive compensation. Since Mr. Duncan did not have significant ownership in the Common Stock, the Compensation Committee felt that a substantial portion of Mr. Duncan's compensation should be in the form of equity incentive compensation to more closely align his interests with the stockholders and the long-term interests of the Company. Mr. Duncan's equity compensation package includes a Restricted Stock award of 100,000 shares and a stock option to purchase 150,000 shares of Common Stock at $5.50 per share. With respect to the Restricted Stock award, 14,166 shares of Common Stock presently are freely transferrable and the remaining 85,834 shares contain restrictions on transfer which lapse at a rate of 833.33 shares per month. The Company also agreed to pay all income tax liabilities owed by Mr. Duncan relating to such shares. 56,250 shares of Common Stock which are subject to the Stock Option presently are exercisable and the remaining 93,750 shares vest at a rate of 3,125 shares per month. Mr. Duncan also is eligible to receive annual stock option grants as determined by the Compensation Committee. During 1994, Mr. Duncan received an option to purchase 1,000 shares of Common Stock at an exercise price of $1.41, the fair market value of the Common Stock on the date of grant. The shares exercisable pursuant to this option vest in four equal annual installments of 25% beginning on the first anniversary date of the grant.

     The compensation package of Mr. Duncan is based on recommendations of the Consultant and a search firm engaged by the Company to attract qualified candidates to serve as the Company's Chief Executive Officer. The Compensation Committee believes the compensation package offered to Mr. Duncan is appropriate in relation to compensation packages for similarly situated officers of publicly held companies and considering the extraordinary circumstances of the Company.

  Federal Income Tax Deductibility Limitations.

     The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for Federal income tax purposes enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA") and to seek to qualify the Company's long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. Because the regulations are still in proposed form, and because the Company is in no immediate danger of losing any deduction, the Company has not yet taken action to qualify its stock incentive plans as performance-based compensation.

                                          Lonnie J. Stout II
                                          Richard W. Oliver
                                          J C. Bowling
                                          Howard H. Graham

PERFORMANCE GRAPH

     The following graph compares yearly percentage change in the unaudited total return on the Common Stock against the cumulative total stockholder return of the Nasdaq Stock Market Total Return Index and the Nasdaq Electronic Component Stocks Index commencing December 31, 1989 and ending December 31, 1994. The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1989 in the Common Stock or the respective indexes.

                                   (Graph)

                                                                     Nasdaq
                                                  The Nasdaq       Electronic
      Measurement Period          Comptronix     Stock Market       Component
    (Fiscal Year Covered)         Corporation        (US)            Stocks
1989                                    100.00          100.00          100.00
1990                                    104.76           84.92           97.04
1991                                    471.43          136.28          138.19
1992                                    200.00          158.58          215.87
1993                                    142.86          180.93          296.50
1994                                     50.00          176.92          328.14

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     In May 1992, the Company sold a house previously owned by Dennis J. Rockow to Charles D. Tillett for $250,000 and financed $75,000 of the purchase price. Mr. Tillett is a director and presently serves as President and Chief Operating Officer of the Company. The $75,000 loan to Mr. Tillett is being repaid over a period of four years pursuant to a non-interest bearing promissory note held by the Company.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors, and greater than ten percent stockholders are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms and written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors, and greater than ten percent beneficial owners were in compliance with all applicable filing requirements, except that each of Messrs. Duncan, Nesbit and Rockow were required to amend a Form 4, although timely filed, to reflect on exempt option grant of Common Stock which had been inadvertently omitted from the Form 4 originally filed. Similarly, Mr. Andersen was required to amend his initial report on Form 3, which, while timely filed, inadvertently failed to set forth his beneficial ownership of derivative securities of the Company.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Arthur Andersen LLP to serve as independent auditors for the current fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                           PROPOSALS OF STOCKHOLDERS

     Stockholders intending to submit proposals for presentation at the next Annual Meeting of Stockholders and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to Joseph G. Andersen, Secretary, Comptronix Corporation, Three Maryland Farms, Suite 140, Brentwood, Tennessee 37027. Proposals should be sent to the Company by certified mail, return receipt requested and must be received by the Company prior to January 8, 1996.

Date: May 5, 1995

                                                                      APPENDIX A

                                     PROXY
                             COMPTRONIX CORPORATION

      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
               STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 8, 1995.

    The undersigned hereby appoints E. Townes Duncan and Charles D. Tillett, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Stockholders of Comptronix Corporation to be held at The Maryland Farms Athletic Club, 5101 Maryland Way, Brentwood, Tennessee, on Thursday, June 8, 1995 at 10:00 a.m., local time, and any adjournment thereof.

(1)  PROPOSAL I:  ELECTION OF DIRECTORS

     / /  FOR all of the nominees (except as indicated to the contrary below):

          E. Townes Duncan, Charles D. Tillett, Lonnie J. Stout II, Richard W. Oliver, J C. Bowling, Howard H. Graham

     / / WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names)

- - --------------------------------------------------------------------------------

     / /  WITHHOLD AUTHORITY (ABSTAIN) to vote for all six nominees

(2) In their discretion, any other matter which may properly come before said meeting or any adjournment thereof.

        IMPORTANT: PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors.

                                                  Date:                   , 1995
                                                       -------------------

                                                  PLEASE SIGN BELOW, PROVIDE
                                                  YOUR SOCIAL SECURITY NUMBER OR
                                                  TAX IDENTIFICATION NUMBER AND
                                                  RETURN PROMPTLY
                                                  ------------------------------
                                                  ------------------------------
                                                  ------------------------------

                                                  SOCIAL SECURITY NUMBER/
                                                  TAX IDENTIFICATION NUMBER

                                                  Please sign exactly as your
                                                  name appears on your share
                                                  certificates. If registered in
                                                  the names of two or more
                                                  persons, each should sign.
                                                  Executors, administrators,
                                                  trustees, guardians,
                                                  attorneys, and corporate
                                                  officers should show their
                                                  full titles.

- - --------------------------------------------------------------------------------
 If you have changed your address, please PRINT your new address on this line.